LICENSE AGREEMENT

BY AND BETWEEN

ZBIGNIEW TOKARZ, TRUSTEE U/A DATED
JUNE 26, 2003
(as Licensor)

AND

POLYMER ENERGY, LLC
(as Licensee)

DATED AS OF JUNE 26, 2003

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LICENSE AGREEMENT

          THIS LICENSE AGREEMENT is made and entered into as of June 26, 2003, by and between ZBIGNIEW TOKARZ, TRUSTEE U/A DATED JUNE 26, 2003 (who is hereinafter referred to as “Licensor”), and POLYMER ENERGY, LLC, a limited liability company organized under the laws of the State of Ohio, (hereinafter referred to as “Licensee” or as the “Company”).

ARTICLE 1

DEFINITIONS

          For the purposes of this Agreement, the following definitions of terms shall apply:

                    1.1     Affiliate.     Any Person that controls, is controlled by, or is under common control with, another Person.

                    1.2     Agents.      The officers, employees, consultants or other representatives of any of the Parties or of the Company.

                    1.3     Ancillary Agreements.     The following are the Ancillary Agreements and the Parties thereto:

(a)	License Agreement. This Agreement.

(b)

Technical Assistance Agreements.   Technical Assistance and Marketing Support Agreements dated as of the Effective Date between the Company and each of the following: the Zalewski Trust and Atagencer (“Technical Assistance Agreements”).

(c)	Management Agreement. Management and Marketing Agreement dated as of the Effective Date between the Company and NTI (“Management Agreement”).

(d)	Operating Agreement. Operating Agreement of the Company dated as of the Effective Date.

                    1.4     Atagencer.     Atagencer, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A.

                    1.5     At Cost.     Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

                    1.6     Business.      The commercial exploitation of the Polymer Recycling Technology  and any Other Agreed Upon Technology throughout the Territory, including the manufacturing, promotion and sale of Products, the providing of Services, and all other methods of commercialization of the Intellectual Property Rights.

                    1.7     Change of Control.     Any change in ownership, management, control or scope of business activities of a Party that could affect the performance of the duties and/or obligations of such Party under the Joint Venture Agreement or any of the Ancillary Agreements.

                    1.8     Company.     Polymer Energy, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A. as a joint venture entity pursuant to the Joint Venture Agreement to conduct the Business in the Territory.

                    1.9     Effective Date.     The date of the Joint Venture Agreement.

                    1.10    Intellectual Property Rights.     The Polymer Recycling Technology and any Other Agreed Upon Technology, including the Know-How, Materials, Processes, Trademarks, and Trade Secrets, (all as hereinafter defined), collectively, as the same currently exist and shall hereafter be modified, developed and/or acquired by the Company.

                    1.11    Joint Venture Agreement.     The Joint Venture Agreement dated as of the Effective Date by and among Atagencer, Licensor, the Tokarz Trust and the Zalewski Trust relating to the formation and governance of the Company and the conduct of the Business.

                    1.12    Know-How.     The technology, formulae, methods and procedures developed by the Company which are unique in nature and essential or useful in the commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technologies, together with all improvements and modifications with respect thereto.

                    1.13    Materials.     The constituent materials and chemicals of one or more formulations developed by the Company which are required for commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technologies.

                    1.14    Net Sales.     The gross proceeds received by the Company from the commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technologies in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party to this Agreement, less (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

                    1.15    New Tokarz Technology.  Any new technology developed by Tokarz or the Tokarz Trust during the term of the Joint Venture Agreement that is determined by the Parties to be desirable by the Company as part of the Business and that subsequently becomes an Other Agreed Upon Technology.

                    1.16    NTI.     Northern Technologies International Corporation, a corporation organized under the laws of the State of Delaware, U.S.A.

                    1.17    Operating Agreement.     The Operating Agreement of the Company dated as of the Effective Date.

                    1.18    Other Agreed Upon Technologies.     In conformity with the objectives of the Parties to expand the Business over time, products, materials and/or technologies, including any New Tokarz Technology, identified by the Parties over time which are both compatible with the Business and susceptible of being profitably marketed through and/or by the Company in the Territory.  Upon agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Company’s activities, and successful negotiation of all requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Business as “Other Agreed Upon Technologies” to be treated as set forth in the Joint Venture Agreement and/or the Ancillary Agreements.

                    1.19    Parties.     The Parties to this Agreement and their successors and permitted assigns.

                    1.20    Person.     A corporation, partnership, limited liability company or other entity, however denominated, and any natural person.

                    1.21    Polymer Recycling Technology.     A method for continuous conversion of polyolefinic plastics wastes (such as polyethylene or polypropylene) to a liquid mixture of non-saturated and saturated hydrocarbons, constituting high quality paraffin, and a device to realize said method, including, without limitation, certain rights to the patents, patent applications, know-how and related intellectual property described in Exhibit A attached to the Joint Venture Agreement.

                    1.22    Processes.     The procedures utilizing the Know-How for the manufacture of Products as developed and specified by the Company, together with any improvements of and modifications to the same as it relates to the manufacturing of Products, together with future technology, knowledge and product development which is useful in the manufacture of Products.

                    1.23    Products.     Any products, including machinery and equipment, manufactured by or for the Company utilizing the Polymer Recycling Technology and any Other Agreed Upon Technologies, incorporating the Materials or Processes, or utilizing the Trademarks, all of which have been developed by and are owned and/or licensed by the Company.

                    1.24    Prototype.     A prototype of the machinery and equipment required to practice or use the Polymer Recycling Technology.

                    1.25    Services.     Services utilizing or based upon the Polymer Recycling Technology or any Othr Agreed Upon Technology.

                    1.26    Shareholder.     Any holder, from time to time, of Shares of the Company and who is a Party to the Joint Venture Agreement or who may becomes a Party to the Joint Venture Agreement in the future.

                    1.27    Shares.     Any validly issued shares or membership interests in the Company owned by any Shareholder pursuant to the Joint Venture Agreement.

                    1.28    Territory.     All NAFTA countries (including Canada, the United States and Mexico) and all countries of Asia (including all ASEAN countries as well as India, Japan, China and Turkey), as well as any other countries as shall be agreed among the Parties.

                    1.29    Tokarz.     Zbigniew Tokarz, a natural Person.

                    1.30    Tokarz Trust.     Irrevocable Trust Agreement of Zbigniew Tokarz dated June 26, 2003.

                    1.31    Trademarks.     Any trademarks now or hereafter owned or licensed by the Company in connection with the Business, including all trade literature, technical specifications and application instructions and promotional material pertaining thereto, together with all ancillary trademark registrations, which may differ between various jurisdictions.

                    1.32    Trade Secrets.     Trade Secrets includes both Company Trade Secrets (as defined in Section 13.1 of the Joint Venture Agreement) and Shareholder Trade Secrets (as defined in Section 14.1 of the Joint Venture Agreement).

                    1.33    Zalewski.     Maciej Zalewski, a natural Person.

                    1.34    Zalewski Trust.     Irrevocable Trust Agreement of Maciej Zalewski dated June 26, 2003.

ARTICLE 2

GRANT OF LICENSE

                    2.1    Licensor’s Representations.     Licensor is the owner of the Intellectual Property Rights and is free to disclose and license the Intellectual Property Rights to the Company for use in the Territory.

                    2.2    Grant of License.     Licensor hereby grants to Licensee upon the terms, provisions and conditions set forth herein, an exclusive, non-transferable right and license to the Know-How and Processes to make, have made, use, sell or otherwise dispose of products and services incorporating the Intellectual Property Rights within the Territory.  Licensee shall not sell, distribute, promote or solicit customers for the Intellectual Property Rights outside of the Territory including but not limited to such countries or regions where Licensor has granted exclusive sales rights to a third party licensee.

                    2.3    Commitment by Company.     In consideration of the exclusive license to the Intellectual Property Rights in the Territory granted to the Company hereunder, the Company agrees that during the term of this License Agreement it shall not, without the prior written consent of Licensor, enter into a license agreement, distribution agreement or any other agreement or relationship with any other Person for the use of such Person’s processes, know how, techniques and procedures which would in any way conflict with, substitute, displace or impede the Business within the Territory.

                    2.4    Enlargement of Scope of Intellectual Property Rights Not Subject to This License.     It is recognized that over a period of time the scope of the Intellectual Property Rights covered by this License Agreement may expand in related areas.  The addition of such additional Intellectual Property Rights under this License Agreement shall be as mutually agreed by Licensor and Licensee, based upon their joint assessment of the prospective market therefor within the Territory and the suitability of including such additional Intellectual Property Rights within the Business.

                    2.5    Claims Against Company for Infringement.     Notwithstanding the provisions of Section 2.1 hereof, in the event that any third party shall claim that the Company is infringing upon its patents or other intellectual property rights, the Company shall promptly notify Licensor of such claims.  Thereafter, Licensor and the Company shall together determine an appropriate course of conduct in response to such claims.

ARTICLE 3

IMPROVEMENTS AND MODIFICATIONS TO
INTELLECTUAL PROPERTY RIGHTS

                    3.1    Ongoing Research and Development by Licensor.     Licensor (through Tokarz) shall continue its efforts in research and development to improve the Intellectual Property Rights and Licensor shall make the results of such research and development available to the Company through this License Agreement.

                    3.2    Improvements by Licensor.     Any and all improvements or modifications to the Intellectual Property Rights, of whatever nature and description, made by or through Licensor or Tokarz, or acquired by Licensor or Tokarz, or coming under Licensor’s or Tokarz’s control during the term of this Agreement, which relate to the Product and which are suitable and useful in the Business, shall be deemed to be covered by this Agreement and shall be made available to the Company without any payment therefor in addition to the payments provided for in this Agreement.  It is understood, however, that if Licensor or Tokarz should acquire improvements in or modifications to the Intellectual Property Rights by means of a license from a third party, then Licensor’s and Tokarz’s obligations to the Company hereunder shall be subject to the provisions of such license.

                    3.3    Disclosure of Improvements and Modifications.     Licensor and Tokarz shall disclose to the Company promptly any and all improvements in or modifications to the Intellectual Property Rights as covered by this Agreement, and any and all Know-How and technical information which Licensor or Tokarz may acquire with respect to or relating to any such improvements or modifications. Anything in this Agreement to the contrary notwithstanding, in the event that:

(a)

Licensor or Tokarz should determine that any such improvements in or modifications to the Intellectual Property Rights, which are proprietary to Licensor or Tokarz, are themselves patentable and the disclosure thereof would in any manner adversely affect Licensor’s or Tokarz’s ability to obtain a patent with respect thereto or would otherwise be adverse to Licensor’s or Tokarz’s best interests with respect to the protection of the Intellectual Property Rights related thereto; or

(b)	Licensor or Tokarz intends to file or have filed a patent application with respect thereto; then

Licensor and Tokarz shall not be under any obligation to make disclosure thereof to the Company until Licensor and Tokarz has obtained adequate patent protection in the opinion of its patent counsel. When such patent protection has been obtained, the subject improvements or modifications will then be disclosed promptly to the Company and the same will fall within the scope of the License granted to the Company pursuant to this Agreement.

ARTICLE 4

GRANT OF RIGHT AND LICENSE BY COMPANY
CONCERNING IMPROVEMENTS IT ACQUIRES

                    4.1     Disclosure of Improvements to Licensor.     The Company agrees to disclose promptly to Licensor any improvements in or modifications to the Intellectual Property Rights of whatever nature or description, which come to be learned by the Company or which are made by or through its efforts, without any obligation by Licensor to make payment therefor.

                    4.2     Grant of Right and License by Licensor.     The Company hereby grants to Licensor an exclusive, worldwide and fully paid-up right and license under any intellectual property rights, trade secrets and know-how owned, controlled, or acquired by the Company or which may otherwise be transferred or granted to the Company during the term of this Agreement and for a period of two years following the termination hereof to make, have made, use, sell or otherwise dispose of products incorporating any or all improvements in and modifications to Intellectual Property Rights together with the Know-How, Materials, Processes, Products utilizing such improvements and/or to sublicense third parties to do the same.

                    4.3     Obligations of the Company Concerning the Filing of New Patents.     The Company, NTI and Licensor  agree that NTI shall, at its cost, on behalf of the Company and Licensor, file and diligently prosecute applications for letters patent in the United States Patent and Trademark Office in the name of the Company on any and all patentable improvements to Intellectual Property Rights coming into its purview.  The Company, NTI and Licensor agree that NTI shall, at its cost, on behalf of the Company and Licensor, file and diligently prosecute corresponding foreign patent applications in the name of the Company in all “PCT countries” deemed appropriate by the Parties and in such other countries outside the Territory as may be agreed by the Parties.  At the request of Tokarz or the Tokarz Trust, the Company shall license to Tokarz or to the Tokarz Trust any patent issued to the Company pursuant to such patent applications, but only for use outside of the Territory, and all such licenses shall be “royalty-free” to the licensee.

                    4.4     Review of Potentially Infringing Technology.     In the event that the Company shall learn of any technology, processes or patents developed or owned by third parties which may infringe or otherwise be in conflict with Intellectual Property Rights, then the Company shall forthwith provide Licensor and NTI with whatever information it may have with respect thereto.  Licensor and NTI and the Company will then consult with one another as to:

(a)	Taking appropriate legal action against such third party for infringement of Intellectual Property Rights; or

(b)

Purchasing, licensing or otherwise acquiring such technology, processes or patents from such third parties, in which event such rights as are acquired shall be extended to Licensor pursuant to Section 4.2 hereof. In such event, based upon the joint decision of the Parties, the Company shall exert its best efforts to carry out whatever the Parties have determined to be in their mutual best interest.

ARTICLE 5

OTHER AGREED UPON TECHNOLOGIES

                    5.1     Agreement of the Parties re: Other Agreed Upon Technologies.     The Parties to the Joint Venture Agreement and to the Ancillary Agreements agree that it is a stated objective to build the Company by adding Other Agreed Upon Technologies to the scope of the Business.

                    5.2     Search for Other Agreed Upon Technologies.     Licensor and Tokarz shall diligently search for Other Agreed Upon Technologies, appropriate for the Territory, which might reasonably be included within the scope of the Business.

                    5.3     Licensing Strategy for Other Agreed Upon Technologies.     The Parties agree to cooperate with each other in evaluating licensing opportunities and in promulgating strategy with respect to negotiating and concluding license agreements for Other Agreed upon Technologies for and on behalf of the Company in the Territory. Further, the Parties to this Agreement and to the Joint Venture Agreement agree that NTI shall take the lead with respect to negotiating the most favorable terms possible with the owner(s) of the intellectual property rights with respect to Other Agreed Upon Technologies which the Parties wish to add to the scope of the Business in the Territory; but that NTI shall not conclude any agreement for such intellectual property rights for and on behalf of the Company in the Territory, without the express written approval of the Parties to the Joint Venture Agreement and the Company, which approval shall not be unreasonably withheld.

                    5.4     Development of the Market for Other Agreed Upon Technologies.     The Parties recognize that the structure of the market for Other Agreed Upon Technologies in the Territory may require a different marketing approach from that required by the structure of the market of the Polymer Recycling Technology.  There is therefore an element of uncertainty relative to the market for Other Agreed Upon Technologies for planning purposes. The Parties agree, however, to cooperate in fulfilling the terms of such license agreement as may be concluded with the joint approval of the Parties, for Other Agreed Upon Technologies, which shall generally comport a “best efforts” commitment by the Parties jointly to maximize the commercial and financial results of the Business for the Company with respect to Other Agreed Upon Technologies, in accordance with the provisions of the Joint Venture Agreement and the Ancillary Agreements.

ARTICLE 6

ROYALTIES

                    6.1     Basis for Royalties.     The Company shall pay the royalties to Licensor with respect to the Polymer Recycling Technology and any New Tokarz Technology which are provided for in Article 6 of this Agreement in consideration of the grant of License as set forth in Article 2 hereof, which includes certain rights to Intellectual Property Rights, the Know-How, Materials, Processes, Products, together with the Trade Secrets disclosed herewith or furnished at a later date under this Agreement by Licensor to the Company.  Such royalty payments shall be made throughout the entire term of this Agreement as compensation in full for the rights set forth above and duly licensed by Licensor to the Company, provided that Licensor maintains diligent, tangible effort to improve the Intellectual Property Rights licensed to the Company hereunder, in accordance with Sections 3.1 and 3.2 hereof.

                    6.2     Royalties Due with Respect to Net Sales.     The Company shall pay to Licensor a royalty equal to seven and one-half percent (7.5%) of Net Sales relating to the Polymer Recycling Technology and ten percent (10%) of Net Sales relating to any New Tokarz Technology.  Royalties, less applicable withholding tax, shall be paid in U.S. Dollars to an account or accounts as may be designated by Licensor from time to time.

                    6.3     Royalties Due With Respect to Other Agreed Upon Technologies.     Royalties to be paid by the Company to Licensor with respect to Other Agreed Upon Technologies (other than any New Tokarz Technology) shall be as agreed between the Parties on a case-by-case basis. Upon completion of a satisfactory agreement to license the rights to include advanced products, materials and/or technologies, under terms acceptable to the Parties, within the scope of the Business as an Other Agreed Upon Technology, Licensor and Tokarz shall perform substantially the same functions directly and/or cause the performance of substantially the same functions for the Company under this License Agreement with respect to each Other Agreed Upon Technology, that such Party does with respect to Intellectual Property Rights, including but not limited to Licensor’s and Tokarz’s commitment to ongoing research and development of Other Agreed Upon Technologies as set forth in Sections 3.1 and 3.2 hereof.  Accordingly, the percentage of royalties to be paid to Licensor with respect to Net Sales of Other Agreed Upon Technologies shall, unless otherwise agreed between the Parties, be equal to the percentage of royalties paid by the Company to Licensor with respect to Net Sales of Polymer Recycling Technology.

                    6.4     No Separate Compensation.     There shall be no separate compensation to Licensor or Tokarz for the transfer of technology to the Company with respect to Intellectual Property Rights or rights to Other Agreed Upon Technologies, beyond the royalty payments payable to Licensor from the commercialization of the Polymer Recycling Technology and any Other Agreed Upon Technologies by the Company, as set forth in Sections 6.1, 6.2 and 6.3 hereof.

                    6.5     When a Sale is Deemed to Occur.     A sale shall be deemed to have occurred when products, goods or services based upon Other Agreed Upon Technologies have been billed, or (if not billed) delivered to and fully paid for by a customer.

                    6.6     License Year.     The term “License Year” shall mean any twelve (12) month period ending on 31 August, except that the first License Year shall commence on the Effective Date and end at the next 31 August date.

                    6.7     Statements to Licensor.     Within sixty (60) days after the last day of each quarterly period in each License Year, the Company shall:

(a)

Prepare and deliver to Licensor a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for, and with respect to, all elapsed quarterly periods for the License Year:

(i)

The total amount of Net Sales related to the Polymer Recycling Technology (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer);

	(ii)	The total amount of royalties on such Net Sales related to the Polymer Recycling Technology (computed as hereinbefore provided) payable to Licensor.

(iii)

The total amount of Net Sales related to Other Agreed Upon Technologies (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

	(iv)	The total amount of royalties on such Net Sales related to Other Agreed Upon Technologies (computed as hereinbefore provided) payable to Licensor.

(b)

Pay to Licensor the full amount of the royalties to which it is entitled for and with respect to the period or periods, of the License Year covered by the statement(s) provided for in Section 6.7.(a) hereof.

                    6.8     Books and Records.     The Company covenants and agrees:

(a)

That it will keep complete and accurate commercial and financial records and books of account showing the amount of billings to customers and the amount of deductions there from in arriving at Net Sales related to the Polymer Recycling Technology and Other Agreed Upon Technologies and all additional data and information which may be reasonably necessary to enable Licensor’s independent accountants to verify the completeness and accuracy of each item of information which the Company is required to set forth in each of the statements referred to in Section 6.7.(a);

(b)

That it will keep all such commercial and financial records and books of account at its principal office and will preserve all such records and books of account for a period of not less than three (3) years from and after the date on which such records or the last entry in such books of account was made, whichever shall be later; and

(c)

That it will make such commercial and financial records, books of account, data and information available to Licensor’s representatives and to Licensor’s independent accountants and will give to such representatives or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which the Company is required to set forth in each of the statements referred to in Section 6.7.(a) hereof.  In addition, Licensor shall have the right to make copies of any of the foregoing.  The independent accountants of the Company shall in the ordinary course of business provide written confirmation and certification to Licensor, at least annually, of the data to be supplied to Licensor pursuant to Section 6.7.(a) hereof.  The cost of such reports shall be borne by the Company.  In the event that Licensor shall cause its representatives to confirm, or verify the accuracy of the data supplied by the Company, then the costs and fees of such representatives shall be borne by Licensor unless such representatives shall determine, to the satisfaction of the Company’s independent accountants, that there is a variation in the reporting of Net Sales of five percent (5%) or more, in which event the costs and fees of Licensor’s representatives and/or accountants shall be borne by the Company.

ARTICLE 7

LICENSOR’S REPRESENTATIONS AND WARRANTIES

                    Licensor hereby represents and warrants to the Company as follows:

                    7.1     Ownership.     Licensor is the sole owner of all right, title and interest in and to the Intellectual Property Rights.

                    7.2     Originality.     The Intellectual Property Rights consists of wholly original works, solely created and developed by Licensor under the direction of Tokarz.

                    7.3     Certified Biography.     To attest to the ability of Licensor to have in and of itself been the sole developer of the Intellectual Property Rights, Licensor hereby submits to the Company the Curriculum Vitae of Tokarz, together with selected publications of Tokarz, which have been delivered to the Company.

                    7.4     No Copies.     Licensor has not copied or reproduced any other Person’s proprietary works, software, codes, documentation, copyrighted material, patented material, patent applications or other documents or information while developing any of the Intellectual Property Rights.

                    7.5     No Infringement.     To the best knowledge and belief of Licensor, no claims of copyright or patent infringement relating to any portion of the Intellectual Property Rights have been submitted to or filed with or registered with the United States Copyright or Patent Office or any similar public office in any other country in the Territory.

                    7.6     No Transfer of Rights.     Neither the Licensor nor Tokarz has ceded, transferred, licensed, conveyed or otherwise bargained away any of their right, title or interest in or to the Polymer Recycling Technology to any other Person except for the transfer of certain rights to use the Polymer Recycling Technology that have been granted by Tokarz to Speranda 1 Sp.z.o.o. (“Speranda”) and, through Speranda, rights to use the Polymer Recycling Technology in Europe.

                    7.7     Miscellaneous Representations and Warranties.     No third party has any claim upon, title to or interest in the Intellectual Property Rights.  No third party has requested Licensor or Tokarz to prepare or develop any aspect of the Intellectual Property Rights for such third party.  Licensor and Tokarz have not mortgaged or otherwise encumbered or permitted the encumbrance of any portion of the Intellectual Property Rights.  Licensor and Tokarz have not entered into any option or other agreement with any third party relating to the Intellectual Property Rights.

                    7.8     Escrow of Royalties.     Licensor acknowledges that the assertion or filing of any third party claim, title or interest in or to the Intellectual Property Rights will be grounds for the Company to escrow all or any part of the monies due Licensor under this Agreement until satisfactory resolution thereof.

ARTICLE 8

AFFIRMATIVE COVENANT OF TOKARZ

                    Tokarz shall promptly assign to the Tokarz Trust all of his right, title and interest in and to all New Tokarz Technology that is developed by Tokarz during the term of the Joint Venture Agreement and shall provide copies of all such assignments to the Company and to NTI. Upon the request of the Company or NTI, Tokarz shall execute and deliver all such other instruments, certificates and other documents as may be requested by the Company or NTI in order to better evidence the transfer of his personal rights in all New Tokarz Technology to the Tokarz Trust.

ARTICLE 9

TERM OF AGREEMENT

                    9.1     Indefinite Term     This Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

                    9.2     Termination.     This License Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

(a)	Terminated in accordance with Section 9.3 and/or Section 9.4 hereof;

(b)	Terminated by either Party by reason of a material Breach or Default of this Agreement by the other Party which has not been cured or remedied in accordance with Article 10 hereof, or

(c)

Terminated automatically, in conjunction with the termination of the Joint Venture Agreement or any of the other Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof. In such event this Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

                    9.3     Termination Upon Change of Control of a Party.     In the event that a Change of Control of a Party hereto shall occur, then the other Party or Parties may, upon six (6) months prior written notice given to such Party, terminate this Agreement, unless the Change of Control of such Party shall have been affected upon prior notification and with the written understanding of the other Party.

                    9.4     Termination Upon Bankruptcy or Insolvency.     If a Party hereto shall become bankrupt or insolvent or shall file any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings or bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Agreement if:

(a)	Payments due under this Agreement for past obligations are rendered in full by the Party subject to such proceedings;

(b)	Payments due under this Agreement for present obligations are rendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party; and

(c)	All other provisions of this Agreement are complied with fully by the Party subject to such proceedings.

                    9.5     Payment of Amounts Due.     In the event of termination of this Agreement, each Party shall pay to the other Party all amounts due and owing pursuant to this Agreement prior to the effective date of termination.

                    9.6     Cooperation Upon Termination.     Upon termination of this Agreement, the Company shall cooperate with Licensor in transferring Intellectual Property Rights, together with Trade Secrets, to Licensor or its designated assignee.

                    9.7     Non-Release of Obligations.     The termination of this License Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith. Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination. Upon termination of this Agreement, Trade Secrets shall continue to be kept secret and confidential by the Company.

                    9.8     Cessation of Rights Upon Termination.     Upon the termination of this Agreement, for reason of Default or Breach of this Agreement or of the Joint Venture Agreement or of any Ancillary Agreement, all rights which the Party in Default (“Defaulting Party”) may have under or pursuant to this Agreement shall forthwith cease and terminate. If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 11 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default and/or Breach. If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

ARTICLE 10

DEFAULT

                    10.1    Event of Default.     A Default (“ Default”) hereunder shall exist in the event of:

(a)	Non-payment of funds by one Party to another Party when due and owing; or

(b)	A material Breach (“Breach”) of any provision of this Agreement of the Joint Venture Agreement, or any of the other Ancillary Agreements.

                    10.2    Remedies Upon Default or Breach.     The remedies available to each Party in an instance of Default or Breach by the other Party in addition to any remedies available under the Joint Venture Agreement, shall be as follows.  If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this License Agreement to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this License Agreement unless the Party in Default or Breach shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence. A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach. Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

                    10.3    Non-Waiver of Rights.     A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Section 10.1 or 10.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Section 10.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 11

DISPUTE RESOLUTION

                    11.1    Dispute Resolution by Arbitration.     Any and all disputes, except as excluded under Section 11.2 hereof, which may arise between the Parties during the term of this Agreement, after the termination thereof, or following the liquidation or dissolution of the Company, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including but not limited to the following:

(a)	A dispute as to whether a Default exists;

(b)	A dispute as to whether a Default entitles the non-defaulting Party to terminate this License Agreement;

(c)	A dispute as to the validity of this Article 11;

(d)	A dispute relating to the construction, meaning, interpretation, application or effect of this License Agreement or anything contained herein;

(e)	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

                    11.2    Disputes Not Subject to Arbitration.     Notwithstanding anything to the contrary set forth in this License Agreement:

(a)	Arbitration may not be invoked regarding matters expressed in this License Agreement to be agreed upon by or determined with the consent or approval of both Parties.

(b)

Arbitration may not be invoked if a Party violates the provisions of the Joint Venture Agreement relating to Trade Secrets, or Corporate Opportunity.  In such event, the remedies set forth in the Joint Venture Agreement shall apply.

                    11.3    Conduct of Arbitration Proceedings.     Such arbitration proceedings shall be conducted in the English language and shall be carried on in the City of Cleveland, Ohio U.S.A. or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules. With respect to the interpretation of this Agreement, the laws of the State of Ohio shall apply. Judgment upon the award rendered by the arbitrator in favor of the Prevailing Party, which shall include an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

                    11.4    Designation of the “Prevailing Party”.     In each case in which arbitration is invoked under this Agreement, the Joint Venture Agreement or any of the other Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

                    11.5    Punitive Damages Excluded.     The Prevailing Party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 12

GENERAL PROVISIONS

                    12.1    Benefit of Parties.     All of the terms and provisions of this Agreement, the Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns. Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this Agreement and all of such Party’s rights hereunder (or a portion of this License Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of such Party’s obligations hereunder by, an entity which controls, is controlled by or is under common control with such Party. In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

                    12.2    Counterparts.     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    12.3    Cooperation.     During the term of this Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of this Agreement as well as those of the Joint Venture Agreement and the other Ancillary Agreements, and to carry out the true intent and purposes thereof.

                    12.4    Index, Captions, Definitions and Defined Terms.     The captions of the Articles of this Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof. Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms”), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Agreement before or after they are defined.

                    12.5    Waiver of Compliance.     The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Parties hereto, and any Breach or Default hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

                    12.6    Force Majeure.     In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed. If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

                    12.7    Notices.     All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral, commercial courier service such as Federal Express, DHL, UPS or equivalent, as follows:

If to the Company, to:	POLYMER ENERGY, LLC
23205 Mercantile Road
Beachwood, OH 44122

Copies to:	Northern Technologies International Corporation
23205 Mercantile Road
Beachwood, OH 44122
Attention: Chairman
And
Northern Technologies International Corporation
6680 North Highway 49
Lino Lakes, MN 55014
Attention: President

If to Licensor, to:	Zbigniew Tokarz, Trustee U/A Dated June 26, 2003
c/o Charles T. Weible
Weible & Associates Co.
3505 E. Royalton Road, Suite 150
Broadview Heights, OH 44147-2994
Telefax: 1-440-746-0782

or to such other address as may be specified in writing by any of the above.

                    12.8    Entire Agreement.     This Agreement, together with the Joint Venture Agreement and the other Ancillary Agreements, contain the entire understanding of the Parties as of the date of each such agreement. There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Agreement, the Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Agreement. It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this Agreement so as to provide for expansion both of Net Sales of the Polymer Recycling Technology and of the scope of the Business with Other Agreed Upon Technologies.  Any amendment or supplement to this Agreement, the Joint Venture Agreement and the other Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”). Supplemental Documents may include corporate resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.  In the case of any conflict between the terms of this Agreement and the terms of the Joint Venture Agreement, the terms of the Joint Venture Agreement shall prevail.

                    12.9    Validity of Provisions.     Should any part of this Agreement, the Joint Venture Agreement, or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid. In the event that a provision of this Agreement, the Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

                    12.10    Governmental Filings.     The Company shall be responsible for the preparation and filing of all necessary reports relating to this Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current.  Licensor shall provide whatever information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

                    12.11    Payments.     Any payment to be made by the Company to Licensor pursuant to any provision of this Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by Licensor.  Licensor shall have the right to specify in writing any bank account to which payments due shall be made.

                    12.12   Derivative Enforcement by NTI.     NTI may, derivatively for and on behalf of the Company, enforce the terms hereof against Licensor in the event of a material Breach or Default of this Agreement by Licensor.  In the event of derivative enforcement hereunder, the matter shall be adjudicated in accordance with the provisions of Article 11 hereof.

                    12.13   Changes Subject to Approval of NTI.     The parties to this Agreement shall not change, modify or amend this License Agreement in any respect without the prior written consent of NTI.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POLYMER ENERGY, LLC

/s/ Zbigniew Tokarz	By	/s/

ZBIGNIEW TOKARZ, TRUSTEE U/A DATED JUNE 26, 2003			(“Licensee”)

(“Licensor”)

APPROVAL OF NTI

          By its signature hereto NTI approves and agrees to the terms and provisions of this License Agreement and agrees to be bound thereto to the extent that such terms and provisions are applicable to it, it being understood that NTI shall also have a direct right of action in its own name for the enforcement of the provisions of this License Agreement.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By	/s/ Philip M. Lynch

APPROVAL OF TOKARZ

          By his signature hereto Tokarz individually approves and agrees to the terms and provisions of this License Agreement and agrees to be bound thereto to the extent that such terms and provisions are applicable to him, it being understood that Tokarz shall also have a direct right of action in his own name for the enforcement of the provisions of this License Agreement.

/s/ Zbigniew Tokarz

ZBIGNIEW TOKARZ, Individually